 Exhibit 10(Q)

HARLEYSVILLE GROUP INC.

SUPPLEMENTAL RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

HARLEYSVILLE GROUP INC.
SUPPLEMENTAL RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

HARLEYSVILLE GROUP INC.
SUPPLEMENTAL RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

ARTICLE I - PURPOSE

This Supplemental Retirement Plan is intended to supplement the retirement benefits payable to certain management employees of Harleysville Group Inc. from the Pension Plan of Harleysville Group Inc. and Associated Employers through a non-qualified unfunded deferred compensation plan.  For purposes of ERISA, this Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees.  This amended and restated Plan document is intended to satisfy the applicable requirements of Section 409A of the Code.

ARTICLE II - DEFINITIONS

For the purposes of this Plan, the definitions found in the Pension Plan shall govern except that the following terms shall have the meanings set forth below:

(A)

“Benefit Commencement Date” shall mean the date as of which benefits under this Plan begin to be paid. For those Participants who Retired on or before December 31, 2004, the Benefit Commencement Date shall be the date the Participant begins to receive his or her benefit under the Pension Plan. For those Participants who Retire during the period of January 1, 2005 through December 31, 2008, the Benefit Commencement Date shall be the earlier of the date the Participant begins to receive his or her benefit under the Pension Plan or January 1, 2009.  For Participants who Retire on or after January 1, 2009, the Benefit Commencement Date shall be the first day of the month coincident with or next following the Participant’s Retirement.

(B)

“Board” shall mean the Board of Directors of the Company.

(C)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(D)

“Committee” shall mean the Compensation and Personnel Development Committee of the Board of Directors.

(E)

“Company” shall mean Harleysville Group Inc., a Delaware corporation and any successor in a reorganization or similar transaction.

(F)

“Compensation” shall mean, for Article V, average annual base salary during the most recent five years prior to Retirement or March 31, 2006, whichever is earlier, and for Article VI, shall mean the average annual base salary, whether actually paid or deferred, and the average amount of all payments, whether actually paid or deferred, made pursuant to any annual incentive plan of the Company, during the most recent five years prior to Retirement or March 31, 2006, whichever is earlier.

(G)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(H)

“Maximum Benefit” means the benefit calculated under Article VI Section B clause (1) of this Plan.

(I)

“Participant” means an employee of the Company that is a part of a select group of management and highly compensated employees as identified by the Company eligible to receive a benefit pursuant to this Plan.

(J)

“Pension Plan” means the Pension Plan of Harleysville Group Inc. and Associated Employers adopted by the Company as of January 1, 1953 and as amended thereafter from time to time.

(K)

“Plan” shall mean the Harleysville Group Inc. Supplemental Retirement Plan.

(L)

“Retirement” shall mean a Separation from Service under such circumstances that a Participant is entitled to an immediate benefit from the Pension Plan whether or not benefits commence on such date.  Notwithstanding the foregoing, the term Retirement, for the purpose of this Plan only, shall be deemed to include a Separation from Service following a “change in control” as defined in Section 409A of the Internal Revenue Code.

(M)

“Section 16 Officer” shall mean the President or any individual designated by the Board of Directors as a Section 16 Officer.

(N)

“Separation from Service” shall mean the date as of which a Participant dies or otherwise terminates employment with the Company and its affiliates (as described in Section 414(b), (c), (m) and (o) of the Code).  A Participant shall be deemed to have incurred a termination of employment on the date that the Company and the Participant reasonably anticipate that no further services will be performed, or that the level of service the Participant would perform after such date would permanently decrease to no more than 20% of the level of service performed over the immediately preceding 36-month period.

(O)

“Social Security Benefit” shall mean the benefit payable at age 65 for an age 65 employee. For retirement ages between 62 and 65, the Social Security Benefit shall be the benefit payable at retirement age. For retirement prior to age 62, the Social Security Benefit shall be the benefit payable at age 62 reduced by 5/9 of 1% for each month that the benefit commencement date precedes age 62.

ARTICLE III - ADMINISTRATION

The Committee shall have responsibility for the implementation and administration of this Plan. The Committee shall interpret the Plan and shall establish rules and regulations governing the Plan’s administration. The Committee shall have discretion to determine, without limitation, which employees are eligible to participate in this Plan and the benefits payable under this Plan. Any decision or action made or taken by the Committee, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan and/or its rules and regulations, shall be conclusive and binding upon all Participants and any person claiming through or under any Participant, unless otherwise determined by the Compensation and Personnel Development Committee of the Board of Directors of the Company.

ARTICLE IV - EFFECTIVE DATES

The Plan was originally adopted as of January 1, 1992 and was amended and restated as of May 25, 1994, November 17, 1999, March 31, 2006, and January 1, 2008.

ARTICLE V - OFFSET FORMULA

(A)

All employees of the Company who (1) were in paygrade 20 or above and in active employment on December 31, 1991 or (2) Retired from the Company during the period January 1, 1989 through December 31, 1991 and were in paygrade 20 or above, shall be Participants in the Plan and shall be eligible for benefits under the benefit formula set forth in Article V.B. Notwithstanding the foregoing, any employees who would be Participants in this Plan pursuant to clause (2) of this Section V.A., but who received benefits under other specialized Company supplemental retirement programs, shall not be eligible for benefits under this Article V.

(B)

Upon his or her Retirement, a Participant meeting the qualifications of Article V.A shall be entitled to a benefit from this Plan.  The amount of the benefit shall be (1) the benefit that a Participant would have accrued as of the date of his or her Retirement or at March 31, 2006, whichever is earlier, under the Pension Plan formula(s) in effect on December 31, 1988 applicable to that Participant assuming that such formula(s) had stayed in effect until the Participant’s Retirement, less (2) the benefit the Participant has accrued upon Retirement under the Pension Plan formula in effect at the time of Retirement. All terms and conditions of the Pension Plan in effect on December 31, 1988 shall govern the benefit calculated under the formula(s) in effect on said date.  The calculation of benefits under clause (1) above shall not employ any limit on compensation required by Section 401(a)(17) of the Code for qualified plans applicable to plan years commencing on or after January 1, 1989; nor shall it be limited by the application of Section 415 of the Code.

ARTICLE VI - STEP-RATE FORMULA

(A)

All employees of the Company who are in paygrade 20 or above, upon Retirement or on March 31, 2006, whichever is earlier, shall be Participants in the Plan and eligible for benefits under the benefit formula set forth in this Article VI.

(B)

Upon his or her Retirement, a Participant meeting the qualifications of Article V.B may be entitled to a benefit from this Plan.  The amount of the benefit shall be (1) the benefit that would have accrued at Retirement or at March 31, 2006, whichever is earlier, under the Pension Plan formula in effect on the Participant’s date of hire, without the application of any limitation on compensation pursuant to Section 401(a)(17) of the Code and without the application of any limitation on benefits required by Section 415 of the Code, less (2) the benefit that the Participant has accrued upon Retirement under the Pension Plan formula in effect at the time of Retirement. Notwithstanding the foregoing, the Maximum Benefit calculated under clause (1) shall be reduced, if necessary, so that the sum of (a) the Social Security Benefit, (b) the benefits payable under the Pension Plan, and (c) the benefits payable under this Plan shall not exceed 1.85% of a Participant’s Compensation times the years of service with the Company as of March 31, 2006, up to a maximum of 25 years.

(C)

The Maximum Benefit shall be reduced, to the extent necessary, by the early retirement factors that apply under the Pension Plan step-rate formula which are (8%) per year from age 65 to age 62 and 4% per year thereafter.

(D)

Notwithstanding the foregoing, if an employee is a Section 16 Officer or has been a Section 16 Officer within the two years immediately prior to Retirement and was a Section 16 Officer on March 31, 2006, then the Maximum Benefit shall not be reduced under “C” above if the Participant has at least twenty years of vesting service under the Pension Plan and Retires at or after age 62, and benefits shall be reduced by 4% per year if the Participant has at least 20 years of service and Retires prior to age 62 but no earlier than age 60. The Social Security Benefit utilized in the determination of Maximum Benefit shall be the benefit payable at age 62. If the benefits under this Plan commence prior to age 62, the Social Security Benefit utilized shall be the benefit payable at 62, reduced by 5/9 of 1% for each month that the benefit commencement date precedes age 62. The Maximum Benefit shall further be reduced by 4% per year if Retirement occurs prior to age 62 but no earlier than age 60.

ARTICLE VII - ELIGIBILITY FOR BENEFITS UNDER ARTICLES V AND VI

A Participant that qualifies for benefits under both Article V and VI shall receive the greater of the two benefits.

ARTICLE VIII - PAYMENT OF BENEFITS

(A)

Any benefits payable to a Participant under this Plan commencing prior to January 1, 2009 shall commence on the Benefit Commencement Date.  Any benefits payable to a Participant under this Plan commencing on or after January 1, 2009 shall commence as of the first business day of the seventh month following his or her Benefit Commencement Date.  Benefits under this Plan shall be paid in the same form of benefit selected under the Pension Plan, i.e., single life annuity, joint and survivor annuity, etc. The surviving beneficiary, if any, of a Participant shall be the same as under the Pension Plan. If a Participant entitled to receive any benefits hereunder is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, his or her benefit shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such persons as the Committee may designate. Such payment, to the extent made, shall be deemed a complete discharge for such payments under this Plan.

(B)

Any benefit payments due during the six-month period between the Benefit Commencement Date and the date on which benefits are paid under Section VIII(A) above shall accumulate and be paid at the end of the six-month period, with interest, based on the annual interest rate used to determine lump-sum distributions under the Pension Plan.

ARTICLE IX - SOURCE OF BENEFITS

Benefits under this Plan shall not be prefunded, but shall be payable by the Company when they become due from the general assets of the Company as provided herein, and the Participant’s interest in his or her benefits under this Plan (and the interest of any beneficiary) shall not be greater than that of an unsecured creditor of the Company. Any funds reserved by the Company to pay any benefits due hereunder shall not be considered as held in trust for the exclusive benefit of Participants. The Company shall have only a contractual obligation to make payment of the benefit when due.

ARTICLE X - AMENDMENT AND TERMINATION

The Company, by action of its Compensation and Personnel Development Committee, may at any time, or from time to time, amend this Plan in any respect or terminate this Plan without restriction and without consent of any Participant or beneficiary, provided, that any such amendment or termination shall not impair the right of any Participant or any surviving beneficiary of any then deceased Participant to receive benefits earned hereunder prior to such amendment or termination without the consent of such Participant or such surviving beneficiary and shall not accelerate payments. No beneficiary of a Participant shall have any right to benefits under this Plan or any other interest herein before becoming a surviving beneficiary.

ARTICLE XI - PROHIBITION OF ALIENATION

Any amounts accrued by a Participant hereunder may not be voluntarily or involuntarily assigned, anticipated, or alienated and shall not be subject to attachment, levy or encumbrance.

ARTICLE XII - GOVERNING LAW

The place of administration of this Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of this Plan, and any of its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with the laws of the Commonwealth of Pennsylvania, unless preempted by Federal law.

ARTICLE XIII - COSTS OF THE PLAN

The expenses incurred in administering this Plan, including any Committee fees, any charges by the Company’s independent auditors, or any other costs, shall be borne by the Company and shall not be charged against the benefit of any Participant.

ARTICLE XIV - NO EMPLOYMENT CONTRACT

Neither the establishment of this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

TO RECORD THE ADOPTION OF THIS PLAN, THE COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 19TH DAY OF DECEMBER, 2007.

HARLEYSVILLE GROUP INC.

By:	/s/ Michael L. Browne
Michael L. Browne President & CEO

ATTEST:

/s/ Robert A. Kauffman
Robert A. Kauffman, Secretary